UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Pursuant to ss.240.14a-12

SciClone Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date	June 10, 2008
Time	10:00 a.m., Pacific Daylight Time
Place	Marriott San Mateo/ San Francisco Airport 1770 S. Amphlett Blvd. San Mateo, CA 94402

Items of Business	1. Election of seven (7) directors; and
2. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and
3. Any other matters that properly come before the Annual Meeting and any adjournment or postponement thereof.

Record Date
Stockholders of record at the close of business on April 21, 2008 will be entitled to vote at the Annual Meeting. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 950 Tower Lane, Suite 900, Foster City, California 94404.

Admission
Please note that space limitations may make it necessary to limit attendance only to stockholders. Registration will begin at 9:30 a.m. and seating will be available at approximately 9:30 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (street name holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By order of the Board of Directors

FRIEDHELM BLOBEL. PH.D.
President and Chief Executive Officer

Foster City, California
May 2, 2008

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, WE URGE YOU TO VOTE YOUR SHARES BY PHONE, VIA THE INTERNET OR BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE. PLEASE SEE YOUR PROXY CARD FOR SPECIFIC INSTRUCTIONS ON HOW TO VOTE. PROXIES ARE REVOCABLE, AND ANY STOCKHOLDER MAY WITHDRAW HIS OR HER PROXY PRIOR TO THE TIME IT IS VOTED OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

TABLE OF CONTENTS

PROXY STATEMENT	1

SOLICITATION AND VOTING OF PROXIES	1
GENERAL	1
VOTING SECURITIES	1
BROKER NON-VOTES	1
SOLICITATION OF PROXIES	1
VOTING OF PROXIES	1

PROPOSAL NO. 1 ELECTION OF DIRECTORS	3
NOMINEES	3
RECOMMENDATION OF THE BOARD OF DIRECTORS:	5

CORPORATE GOVERNANCE	6
TERM; DIRECTOR INDEPENDENCE	6
EXECUTIVE SESSIONS	6
BOARD MEETINGS AND COMMITTEES	6
COMMITTEE CHARTERS AND OTHER CORPORATE GOVERNANCE MATERIALS	7
DIRECTOR NOMINATIONS	7
Director Qualifications	8
Identifying and Evaluating Candidates for Nomination as Director	8
COMMUNICATIONS BY STOCKHOLDERS WITH DIRECTORS	9
DIRECTOR ATTENDANCE AT ANNUAL MEETINGS	10
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	10
COMPENSATION OF DIRECTORS	10

PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	12
GENERAL	12
PRINCIPAL ACCOUNTANT FEES	12
REQUIRED VOTE	12
RECOMMENDATION OF THE BOARD OF DIRECTORS	13

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	14

“EXECUTIVE COMPENSATION AND OTHER MATTERS”	16
NON-DIRECTOR EXECUTIVE OFFICERS	16
COMPENSATION DISCUSSION AND ANALYSIS	16
Overview	16
COMPENSATION PHILOSOPHY	16
OBJECTIVES OF OUR COMPENSATION PROGRAM	17
WHAT OUR COMPENSATION PROGRAM IS DESIGNED TO REWARD	17
COMPENSATION PROCESS, ROLE OF MANAGEMENT, INDEPENDENT COMPENSATION CONSULTANTS, PEER GROUP SELECTION AND BENCHMARKING	18
Compensation Process, Role of Management	18
Independent Compensation Consultants, Peer Group Selection and Benchmarking	18
ELEMENTS OF OUR COMPENSATION PROGRAM AND HOW EACH ELEMENT IS CHOSEN	19
Base Salary	20
Annual Cash Incentives	21
Long-Term Equity Incentives	22
CHANGE IN CONTROL AND TERMINATION BENEFITS	23
TAX CONSIDERATIONS	23

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COMPENSATION COMMITTEE REPORT	24
SUMMARY COMPENSATION TABLE	25
GRANTS OF PLAN-BASED AWARDS	26
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END	28
OPTION EXERCISES AND STOCK VESTED DURING LAST FISCAL YEAR	29
PENSION BENEFITS AND NONQUALIFIED DEFERRED COMPENSATION PLANS	29
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL	29
Friedhelm Blobel, Ph.D.	29
Mr. Richard Waldron	29
Mr. Hans Schmid	29
TRANSACTIONS WITH RELATED PERSONS	33
INDEBTEDNESS OF MANAGEMENT	34
SECTION 16(a) Beneficial Ownership Reporting Compliance	34

EQUITY COMPENSATION PLAN INFORMATION	35

REPORT OF THE AUDIT COMMITTEE	36

YEAR 2009 STOCKHOLDER PROPOSALS	37

OTHER MATTERS	37

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PROXY STATEMENT

SOLICITATION AND VOTING OF PROXIES

General

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of SciClone Pharmaceuticals, Inc., a Delaware corporation (“we,” “SciClone” or the “Company”), of proxies in the enclosed form for use in voting at our 2008 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Marriott San Mateo/San Francisco Airport at 1770 S. Amphlett Blvd., San Mateo, California 94402 on Tuesday, June 10, 2008, at 10:00 a.m., local time, and any adjournment or postponement thereof.

Definitive copies of this Proxy Statement, the enclosed proxy card and our 2007 Annual Report to Stockholders are expected to first be sent or given to stockholders on or about May 2, 2008.

Voting Securities

Only stockholders of record as of the close of business on April 21, 2008 will be entitled to vote at the Annual Meeting and any adjournment thereof. As of that time, we had 46,219,562 shares of Common Stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record as of that date is entitled to one vote for each share of Common Stock held by him or her. Our Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Except as noted below, votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes

A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes and ratification of auditors. Non-routine matters include approval of and amendments to stock plans.

Solicitation of Proxies

We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

Voting of Proxies

The shares represented by the proxies received, properly voted by phone, via the Internet or properly marked, signed, dated and not revoked will be exercised at the Annual Meeting. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal, and as the proxy holders deem advisable on other matters that may come before the meeting. A stockholder giving a proxy has the power to revoke his or her proxy at any time before it is exercised by delivering to the Company (Attention: Friedhelm Blobel, Ph.D.) a written instrument revoking the proxy or a duly executed proxy with a later date or by attending the meeting and voting in person.

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PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

At the Annual Meeting, the stockholders will elect seven (7) directors to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified. The Nominating and Corporate Governance Committee’s nominees for election by the stockholders to those seven (7) positions are the current members of the Board of Directors, Dean S. Woodman, John D. Baxter, Friedhelm Blobel, Richard J. Hawkins, Rolf H. Henel, Ira D. Lawrence and Jon S. Saxe. If elected, the nominees will serve as directors until our Annual Meeting of Stockholders in 2009 and until their successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.

Assuming a quorum is present, the seven (7) nominees receiving the highest number of affirmative votes will be elected as directors. Abstentions and broker non-votes will each be counted as present for purposes of determining a quorum but will not have any effect on the vote.

The names of the nominees, their ages as of March 31, 2008, and certain other information about them are set forth below:

NAME OF NOMINEE	AGE	PRINCIPAL OCCUPATION	DIRECTOR SINCE
Dean S. Woodman	79	Chairman, SciClone Pharmaceuticals, Inc.; Founder, Robertson Stephens; Former Managing Director, ING Barings	2000
John D. Baxter, M.D.	67	Senior Member, Co-Director Diabetes Center, The Methodist Hospital Research Institute	1991
Friedhelm Blobel, Ph.D.	59	President and Chief Executive Officer, SciClone Pharmaceuticals, Inc.	2006
Richard J. Hawkins	59	Chairman, President and Chief Executive Officer, LabNow, Inc.	2004
Rolf H. Henel	70	Partner, Naimark & Associates, Inc.	1997
Ira D. Lawrence, M.D.	54	Senior Vice President, Research and Development, Medicis Pharmaceuticals, Inc. Former President and Chief Executive Officer, SciClone Pharmaceuticals, Inc., Former Senior Vice President of Research and Development at Astellas Pharma Inc. (formerly Fujisawa Healthcare Inc.)	2005
Jon S. Saxe	71	Former President, PDL BioPharma, Inc. (formerly Protein Design Labs, Inc.); Former Vice President, Hoffmann-LaRoche, Inc.	2000

Dean S. Woodman was elected Chairman of the Board of Directors in February 2005, and has been a Director since August 2000. Mr. Woodman was an investment banker for over four decades. From July 1989 to June 1999, he was a Managing Director of Furman Selz, an investment banking firm acquired in 1999 by ING Barings L.L.C. Mr. Woodman was a Managing Director in the investment banking group of Hambrecht & Quist (now JPMorgan Chase) from October 1984 to March 1988. He was a founding partner of Robertson Colman Stephens & Woodman, an investment banking firm, in 1978, and of Woodman Kirkpatrick & Gilbreath, an investment banking firm, in

1982. Mr. Woodman worked in the investment banking division of Merrill Lynch for 23 years where he spent 16 years as director of West Coast corporate finance until 1978. He is currently a director of MarineMax, Inc. and of Medallion Bank, a wholly-owned subsidiary of Medallion Financial Corp.

John D. Baxter, M.D., has been a Director and the Chairman of our Scientific Advisory Board since June 1991. Dr. Baxter is a senior member and Co-Director of The Diabetes Center of the Methodist Hospital Research Institute, and Chief of Endocrinology at Methodist Hospital, Houston, Texas. He was associated with the University of California, San Francisco between 1970 and 2008. He was Professor of Medicine from 1979 through 2008, Chief of the Endocrinology Section, Parnassus Campus from 1980 to 1997, and Director of UCSF’s Metabolic Research Unit from 1981 to 1999. Dr. Baxter was President of The Endrocrine Society from June 2002 to June 2003. Dr. Baxter was a founder and served as a director of California Biotechnology, Inc. (now Scios, Inc., a division of Johnson & Johnson) from 1982 until 1992 and was a founder and Director of Karo Bio A.B., a Swedish biotechnology company. Dr. Baxter has been elected to the National Academy of Sciences and the Institute of Medicine of the National Academy of Sciences.

Friedhelm Blobel, Ph.D. has served as our President, Chief Executive Officer and as a Director since June 2006. From July 2000 to 2006, Dr. Blobel was President, CEO and a Director of Gryphon Therapeutics, Inc., a South San Francisco-based biopharmaceutical company. Prior to joining Gryphon Therapeutics in July 2000, Dr. Blobel spent more than 20 years as an executive with the Hoechst Group and the Boehringer Mannheim Group including responsibilities in the areas of diabetes and in vitro diagnostics. His roles at these companies included Group President of several product divisions, Chief Technology Officer, General Manager in Tokyo, Japan of a marketing and sales joint venture between Boehringer and Yamanouchi Pharmaceuticals (now Astellas), Senior Vice President of Research and Development Diabetes and Patient Care in Mannheim, Germany as well as in Indianapolis, USA. Dr. Blobel earned his doctorate degree (“Dr.rer.nat.”; a Ph.D. equivalent) with a dissertation in Biochemistry and Microbiology from the University of Hohenheim, Germany and holds an advanced degree in Chemistry from the University of Stuttgart, Germany.

Richard J. Hawkins has been a Director since October 2004. Currently, Mr. Hawkins serves as the Chairman and CEO of LabNow, Inc., a privately-held company he founded in September 2003. LabNow is developing lab-on-a-chip sensor technology to be used in point-of-care diagnostic testing systems, including CD4 and viral load tests in resource scarce environments. From 1992 to 2000, Mr. Hawkins co-founded and served as Chairman of Sensus Drug Development, which developed and received regulatory approval for SOMAVERT®, a growth hormone antagonist approved for the treatment of acromegaly and now marketed by Pfizer in both the United States and Europe. In 1982, Mr. Hawkins founded Pharmaco, a clinical research organization (CRO) that in 1991 was merged with the predecessor of PPD-Pharmaco, becoming the cornerstone of one of the largest CROs in the world today. Mr. Hawkins graduated cum laude with a B.S. in Biology from Ohio University.

Rolf H. Henel has been a Director since June 1997. Mr. Henel has been a partner of Naimark & Associates, consultants to the health care industry, since 1994. Mr. Henel was a director and Treasurer of Bergen Community Blood Services from 1999 to 2005, Chairman of its Foundation from 2001 to 2004, and was the President of the Northern New Jersey Chapter of the American Association of Individual Investors from 1998 to 2006. From 1978 to 1993, Mr. Henel was with American Cyanamid Company, most recently as President of Cyanamid International, Lederle Division. Mr. Henel was a director and Chief Operating Officer of Immunomedics, Inc. from 1996 to 1997. Mr. Henel holds a M.B.A. from New York University and a B.A. from Yale University. Mr. Henel is also a director of Draxis Health Inc., a pharmaceutical company.

Ira D. Lawrence, M.D., has been a Director since June 2005. Dr. Lawrence is currently employed by Medicis Pharmaceuticals of Scottsdale, AZ as Senior Vice President of Research and Development. From June 2005 until May 2006, Dr. Lawrence served as President and Chief Executive Officer of SciClone Pharmaceuticals, Inc. From 1995 to 2005, Dr. Lawrence was at Fujisawa Healthcare, Inc., most recently as Senior Vice President of Research and Development. Fujisawa Healthcare, Inc. was the subsidiary of Fujisawa Pharmaceutical Co. that recently merged with Yamanouchi Pharmaceutical Co. to form Astellas Pharma Inc. From 1993 to 1995, Dr. Lawrence served as Vice President of Research and Development at GenDerm Corporation. Dr. Lawrence was the Associate Director of Clinical Studies, Immunology at Fujisawa Healthcare, Inc. from 1991 to 1993. Prior to 1991, Dr. Lawrence practiced internal medicine and allergy/clinical immunology, most recently as the Assistant Chief of Staff at the Veterans Administration Lakeside Medical Center and Assistant Professor at Northwestern University Medical

School. Dr. Lawrence earned his M.D. degree, from the Hahnemann Medical College (now Drexel University College of Medicine) and his B.A. from Temple University. Dr. Lawrence completed his internship and residency in internal medicine at Northwestern University and his fellowship at the Division of Allergy and Clinical Immunology at the Johns Hopkins University School of Medicine.

Jon S. Saxe, has been a Director since August 2000. Mr. Saxe was President of PDL BioPharma, Inc. (formerly Protein Design Labs, Inc.) from 1995 to early-1999, and currently serves as a director of the company. From mid-1993 to 1995, Mr. Saxe was President of Saxe Associates, Inc., consultants to venture capital firms and biotechnology, diagnostic, and pharmaceutical companies. He was the President and CEO of Synergen, Inc., a biotechnology company, from 1989 to 1993. Mr. Saxe is former Vice President, Licensing and Corporate Development and Head of Patent Law for Hoffmann-LaRoche Inc., where he worked for close to 30 years (1960–1989). Mr. Saxe received his J.D. from George Washington University School of Law and his LL.M. from New York University School of Law. He serves as a director of other public and private companies, including Durect Corporation, Sciele Pharma Corporation, InSite Vision and PDL BioPharma, Inc. Mr. Saxe is also chairman of Entelos, Inc., a company listed on AIM in the UK, but is not a United States reporting company.

Recommendation of the Board of Directors:

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR
THE ELECTION OF ALL NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE

Term; Director Independence

Each director’s term expires at the Annual Meeting. The Board of Directors has determined that each of the director nominees, other than Friedhelm Blobel, Ph.D., our President and Chief Executive Officer, and Ira D. Lawrence, M.D., our former President and Chief Executive Officer, has no relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is an “independent director” as defined by the applicable NASDAQ rules and the rules and regulations of the Securities and Exchange Commission.

In the course of the Board of Director’s determination regarding the independence of each non-management director, it considered any transactions, relationships and arrangements as required by the applicable Nasdaq rules and the rules and regulations of the Securities and Exchange Commission.

Executive Sessions

Our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. No single director has been designated by the Board to act as the presiding director for such executive sessions.

Board Meetings and Committees

The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, a Business Development Committee and, through February 2007, a Medical Review Committee (which held no meetings prior to merging with the Business Development Committee in February 2007 pursuant to which the Medical Review Committee ceased to exist). The Board of Directors held eleven meetings during the fiscal year ended December 31, 2007 (“Fiscal 2007”). During Fiscal 2007, director Richard J. Hawkins attended fewer than 75% of the total number of meetings of the Audit Committee, of which he was a member. All other currently-incumbent directors attended at least 75% of meetings of the Board of Directors and of each committee on which he served.

The following table sets forth the committees of the Board, the members of each committee since our 2007 annual meeting of stockholders and the number of meetings held by each committee during Fiscal 2007:

Committee Composition (Since 2007 Annual Meeting)	Audit	Compensation	Nominating and Corporate Governance	Business Development
Dean S. Woodman	X			Chairman
John D. Baxter, M.D.		X		X
Richard J. Hawkins	X	X
Rolf H. Henel		Chairman	Chairman
Ira D. Lawrence, M.D.			X	X
Jon S. Saxe	Chairman		X	X
Number of Meetings During Fiscal 2007	6	5	2	3

Audit Committee  The members of the Audit Committee during Fiscal 2007 were Jon S. Saxe (chairman), Richard J. Hawkins and Dean S. Woodman. Each of the members of the Audit Committee during Fiscal 2007 was independent for purposes of the NASDAQ Marketplace Rules as they apply to audit committee members. The Board of Directors has determined that Mr. Woodman is an audit committee financial expert, as defined in the rules of the U.S. Securities and Exchange Commission. The functions of the Audit Committee include retaining our independent registered public accounting firm, reviewing their independence and overseeing their audit work, reviewing and pre-approving the planned scope of our annual audit and the terms of engagement for audit and non-audit services, reviewing the financial reports and other financial information provided to the public, reviewing the adequacy of disclosure controls and internal controls and procedures for financial reporting, reviewing our critical accounting policies, reviewing significant judgments made in the preparation of our financial statements and reviewing and approving any related party transactions. The Audit Committee held six meetings during Fiscal 2007.

Compensation Committee  The members of the Compensation Committee during Fiscal 2007 were Rolf H. Henel (chairman), John D. Baxter and Richard J. Hawkins. Each of the members of the Compensation Committee is independent for purposes of the NASDAQ Marketplace Rules. The Compensation Committee recommends to the full board the salary and bonus earned by the President and Chief Executive Officer, reviews and recommends to the full board salary and bonus levels for other executive officers, approves stock option grants to executive officers and approves all employment, severance and change-in-control agreements applicable to executive officers. The Compensation Committee may from time to time delegate duties or responsibilities to subcommittees or to one member of the Committee. The Compensation Committee held five meetings during Fiscal 2007.

Each year, at the request of the Compensation Committee, our President and Chief Executive Officer provides compensation recommendations for each of the executive officers. In Fiscal 2007, the Compensation Committee engaged Setren, Smallberg & Associates, Inc., an independent compensation consultant, to advise the Committee regarding optimal allocation of the different elements of executive officer compensation and recommended target amounts for each element of compensation. Taking these recommendations together, the Compensation Committee is responsible for determining and approving all compensation for our executive officers. For more information on the responsibilities and activities of the Compensation Committee, including the committee’s processes for determining executive compensation, see “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee  The members of the Nominating and Corporate Governance Committee during Fiscal 2007 were Rolf H. Henel (chairman), Ira D. Lawrence, M.D. and Jon S. Saxe. Each of the members of the Nominating and Corporate Governance Committee is independent for purposes of the NASDAQ Marketplace Rules, except Dr. Lawrence, who is a member pursuant to the “exceptional and limited circumstances exception” to such NASDAQ Marketplace Rules. Dr. Lawrence is not expected to continue as a member of the Nominating and Corporate Governance Committee following the 2008 Meeting of Stockholders. The Nominating and Corporate Governance Committee considers qualified candidates for nomination for election to the Board of Directors and makes recommendations concerning such candidates, develops corporate governance principles for recommendation to the Board of Directors and oversees the regular evaluation of our directors. The Nominating and Corporate Governance Committee held two meetings during Fiscal 2007.

Business Development Committee  The members of the Business Development Committee during Fiscal 2007 were Dean S. Woodman (chairman), John D. Baxter, M.D., Ira D. Lawrence, M.D. and Jon S. Saxe. The primary responsibilities of the Business Development Committee are to review and assess our business development activities, including, recommending to the Board of Directors, as appropriate, new business strategies for the Company, such recommendations to include long-term plans for growth and expansion and to review, monitor and recommend to the Board of Directors new business opportunities, including potential mergers, acquisitions, divestitures, investments and other similar transactions. The Business Development Committee held three meetings during Fiscal 2007.

Committee Charters and Other Corporate Governance Materials

The Board has adopted a written charter for each of the standing committees described above. The Board has also adopted a written Corporate Code of Conduct that applies to all of our officers, directors, employees, contract workers and anyone who conducts business with us. In addition, the Board has adopted written Corporate Governance Guidelines that address the composition of the Board, criteria for Board membership and other Board governance matters. Links to these materials, other than the Business Development Committee Charter, are available in the Investor Relations section of our website at www.sciclone.com.

Director Nominations

Consistent with its charter, the Nominating and Corporate Governance Committee evaluates and recommends to the Board of Directors director nominees for each election of directors.

Director Qualifications

In fulfilling its responsibilities, the Nominating and Corporate Governance Committee has approved a Policy Regarding Director Nominations, pursuant to which the Committee considers the following factors in reviewing possible candidates for nomination as director:

•	the appropriate size of our Board of Directors and its Committees;

•	the perceived needs of the Board for particular skills, background and business experience;

•	the skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other members of the Board;

•	nominees’ independence from management;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as regulatory compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Nominating and Corporate Governance Committee’s goal is to assemble a Board of Directors that brings a variety of perspectives and skills derived from high quality business and professional experience. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the best interests of our stockholders. They must also have an inquisitive and objective perspective and mature judgment. Director candidates must have sufficient time available in the judgment of the Nominating and Corporate Governance Committee to perform all Board and Committee responsibilities. Board members are expected to prepare for, attend, and participate in all Board and applicable Committee meetings.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in the best interests of SciClone and its stockholders. The Nominating and Corporate Governance Committee believes that it is preferable that at least one member of the Board meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules. Under applicable listing requirements, at least a majority of the members of the Board must meet the definition of “independent director.” The Nominating and Corporate Governance Committee also believes that it is appropriate for one or more key members of our management to participate as members of the Board.

Identifying and Evaluating Candidates for Nomination as Director

The Nominating and Corporate Governance Committee has adopted procedures providing for the annual evaluation by the committee of the current members of the Board of Directors whose terms are expiring and who are willing to continue in service, against the criteria set forth above in determining whether to recommend these directors for election. Pursuant to the procedures it adopted, the Nominating and Corporate Governance Committee has initiated the regular assessment of the optimum size of the Board and its committees and the needs of the Board for various skills, background and business experience in determining if the Board requires additional candidates for nomination.

Candidates for nomination as director come to the attention of the Nominating and Corporate Governance Committee from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of the Nominating and Corporate Governance Committee at any point during the year. Such candidates are evaluated against the criteria set forth above. If the Nominating and Corporate Governance Committee believes at any time that it is desirable that the Board consider additional candidates for nomination, the Committee may poll directors and management for suggestions or conduct research to identify possible candidates and may engage, if the Nominating and Corporate Governance Committee believes it is appropriate, a third party search firm to assist in identifying qualified candidates.

The Nominating and Corporate Governance Committee will evaluate any recommendation for director nominee proposed by a stockholder. In order to be evaluated in connection with the Nominating and Corporate

Governance Committee’s established procedures for evaluating potential director nominees, any recommendation for director nominee submitted by a stockholder must be sent in writing to the Corporate Secretary, SciClone Pharmaceuticals, Inc., 950 Tower Lane, Suite 900, Foster City, CA 94404, not less than 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with the prior year’s annual meeting of stockholders and must contain the following information:

•	the candidate’s name, age, contact information and present principal occupation or employment; and

•	a description of the candidate’s qualifications, skills, background, and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director.

In addition, pursuant to Section 3.12 of our Bylaws, stockholders are permitted to nominate directors for consideration at an annual meeting. A stockholder nomination for a director to be elected at an annual meeting must be sent in writing to the Corporate Secretary, SciClone Pharmaceuticals, Inc., 950 Tower Lane, Suite 900, Foster City, CA 94404, not less than 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with the prior year’s annual meeting of stockholders and must contain the following information:

•	the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

•	a representation that the stockholder is a holder of record of stock of the corporation entitled to vote for the election of directors on the date of such notice of nomination and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice of nomination;

•	a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons pursuant to which the nomination or nominations are to be made by the stockholder;

•	such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and

•	the consent of each nominee to serve as a director if so elected.

All directors and director nominees must submit a completed form of the directors’ and officers’ questionnaire as part of the nominating process. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee will evaluate incumbent directors, as well as candidates for director nominee submitted by directors, management and stockholders consistently using the foregoing criteria and will select the nominees that, in the Committee’s judgment, best suit the needs of the Board at that time.

Communications by Stockholders with Directors

Stockholders may communicate with any and all Company directors by transmitting correspondence by mail, facsimile or email, addressed as follows:

Chairman of the Board
or Board of Directors
or [individual director]
c/o Corporate Secretary
SciClone Pharmaceuticals, Inc.
950 Tower Lane, Suite 900
Foster City, CA 94404
Fax: (650) 358-3469

The Corporate Secretary maintains a log of such communications and will transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication as determined by the Corporate Secretary. The Board of Directors or individual directors so addressed will be advised of any communication withheld for safety or security reasons as soon as practicable. The Corporate Secretary will relay all communications to directors absent safety or security issues.

Director Attendance at Annual Meetings

We believe that it is desirable that directors attend our annual meeting of stockholders. We recently instituted a policy that it will make every effort to schedule its annual meeting of stockholders at a time and date to maximize attendance by directors taking into account the directors’ schedules. Of the seven directors then in office, four attended the 2007 Annual Meeting of Stockholders.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during Fiscal 2007 has been an officer or employee of SciClone or any of its subsidiaries, or has had any relationship requiring disclosure by SciClone under Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission. No interlocking relationships existed during Fiscal 2007 between any member of the Compensation Committee and any member of any other company’s board of directors or compensation committee.

Compensation of Directors

Directors who are employees of SciClone do not receive any compensation for their services as directors. During fiscal years 2007 and 2008, each non-employee directors is entitled to an annual retainer of $30,000, plus payment of out-of-pocket expenses relating to their service as Board members. In addition, directors receive the following additional annual payments for service on the committees of the Board of Directors:

Committee	Member ($)		Chairman ($)
Audit Committee	10,000	(1)	14,000	(1)
Compensation Committee	7,500		10,000
Nominating and Corporate Governance Committee	7,500		10,000

(1)	On July 25, 2007, after a review by an independent compensation consultant of director compensation disclosed in proxy statements filed by the peer companies reviewed in connection with setting officer compensation described below under “Compensation Discussion and Analysis,” the Compensation Committee authorized an increase in the payments to which members of the Audit Committee are entitled. In particular, the Compensation Committee found that, based on this review, fees payable to Audit Committee members were generally lower than average fees paid to members of the Audit Committee at these comparable companies. Prior this increase, the annual payments for service on the Audit Committee were $7,500 for members and $10,000 for the chairman.

In addition, the chairman of the Board (currently Mr. Dean Woodman) receives an additional annual payment, that was increased in July 2007 by $9,000 to $22,000. Non-employee directors also receive an option grant of 50,000 shares upon election to the Board and annual stock option grants upon their re-election, as described below.

If Directors Baxter, Hawkins, Henel, Lawrence, Saxe and Woodman are reelected to the Board at the Annual Meeting, each will automatically receive an option to purchase 30,000 shares of our Common Stock under the 2004 Outside Directors Stock Option Plan, as amended to date. Each such option shall have a term of ten years and an exercise price equal to the closing price of our Common Stock as quoted on the NASDAQ Global Market on the grant date of such option. In addition, each such option shall vest and become exercisable at the rate of one-twelfth of the shares subject to the option at the end of each one-month period from the date of grant except that, in the event of a change in control, any unexercisable or unvested portions of outstanding options shall be immediately exercisable and vested in full as of the date ten (10) days prior to the change in control, regardless of whether the option is assumed or substituted for by the acquirer.

The following table sets forth information concerning the compensation earned during the fiscal year ended December 31, 2007 by each individual who served as a director at any time during the fiscal year:

2007 Director Compensation

Name of Director	Fees Earned or Paid in Cash ($)		Option Awards ($)(7)	All Other Compensation ($)	Total ($)
Dean S. Woodman(1)	65,469	(1)	44,781	—	110,250
John D. Baxter, M.D.(2)	46,420	(2)	44,781	—	91,201
Richard J. Hawkins(3)	46,080	(3)	83,123	—	129,203
Rolf H. Henel(4)	50,000	(4)	44,781	—	94,781
Ira D. Lawrence, M.D.(5)	49,260	(5)	44,781	—	94,041
Jon. S. Saxe(6)	56,728	(6)	44,781	—	101,509
Friedhelm Blobel, Ph.D.(8)	—		—	—	—

(1)	Consists of $30,000 director fee, $7,383 for service as Chairman of the Board of Directors until our 2007 Annual Meeting of Stockholders, $9,506 for service as Chairman of the Board of Directors since our 2007 Annual Meeting of Stockholders, $8,580 for service on the Audit committee for all of Fiscal 2007, and $10,000 for service as the chairman of the Business Development Committee for all of Fiscal 2007.

(2)	Consists of $30,000 director fee, $7,500 for service on the Compensation Committee for all of Fiscal 2007, $5,679 for service as the chairman of the Medical Review Committee until it was merged with the Business Development Committee in February 2007, and $3,240 for service on the Business Development Committee since our 2007 Annual Meeting of Stockholders.

(3)	Consists of $30,000 director fee, $8,580 for service on the Audit Committee for all of Fiscal 2007, and $7,500 for service on the Compensation Committee for all of Fiscal 2007.

(4)	Consists of $30,000 director fee, $20,000 for service as chairman of the Compensation and Corporate Governance and Nominating Committees for all of Fiscal 2007.

(5)	Consists of $30,000 director fee, $6,875 for service on the Corporate Governance and Nominating Committees for all of Fiscal 2007, $6,875 for service on the Business Development Committee for all of Fiscal 2007, and $5,509 for service on the Medical Review Committee until it was merged with the Business Development Committee in February 2007.

(6)	Consists of $30,000 director fee, $10,644 for service as chairman of the Audit Committee for all of Fiscal 2007, $8,042 for service on the Corporate Governance and Nominating Committee for all of Fiscal 2007, and $8,042 for service on the Business Development Committee for all of Fiscal 2007.

(7)	The amounts shown are the compensation costs recognized in our financial statements for Fiscal 2007 related to grants of stock options to our non-employee directors in Fiscal 2007 and prior years, to the extent we recognized compensation costs in Fiscal 2007 for such awards in accordance with the provisions of SFAS 123R, excluding the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of the valuation assumptions used in the SFAS 123R calculations, see Note 1 of Notes to Consolidated Financial Statements, “The Company and Summary of Significant Accounting Policies” included in Part IV, item 15 of our Annual Report on Form 10-K for the year ended December 31, 2007.

(8)	Dr. Blobel received no compensation for his service on the Board of Directors. Compensation paid to Dr. Blobel as President and Chief Executive Officer is disclosed in the Summary Compensation Table.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

General

Ernst & Young LLP has served as our independent registered public accounting firm since 1991 and has been appointed by the Board to continue as our independent registered public accounting firm for the fiscal year ending December 31, 2008. In the event that ratification of this selection of auditors is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, management will review its future selection of our independent registered public accounting firm.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

Principal Accountant Fees

The following table sets forth the aggregate fees billed to us for the fiscal years ended December 31, 2007 and December 31, 2006 by our principal accounting firm, Ernst & Young LLP:

	2007	2006
Audit Fees	$826,000	$800,000
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees	0	0
Total	$826,000	$800,000

Audit fees consist of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements. Ernst & Young LLP did not perform audit-related, tax or other services for us.

The Audit Committee’s charter requires the Audit Committee to approve in advance the engagement of the independent registered public accounting firm and the fees and other terms of any such engagement for all audit services and non-audit services. Pre-approval is provided for in the Audit Committee’s charter if the Committee establishes policies and procedures therefore and (i) any pre-approval is detailed as to the particular service or category of services and (ii) the independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with such pre-approval. During fiscal years 2006 and 2007, no fees were approved by the Audit Committee pursuant to the de minimis exception established by the Securities and Exchange Commission.

Required Vote

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. The Board of Directors, however, is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee or the Board of Directors in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests or in the best interests of our stockholders.

The selection of Ernst & Young LLP as independent registered public accounting firm will be deemed to have been ratified by the stockholders upon the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the Annual Meeting, as well as the presence of a quorum representing a majority of the shares of Common Stock of the Company entitled to vote at the Annual Meeting, present in person or represented by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining a quorum but will not have any effect on the outcome of the proposal.

Recommendation of the Board of Directors:

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE
APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to beneficial ownership of shares of our Common Stock as of March 31, 2008 by:

•	all those known by us to be beneficial owners of more than 5% of its Common Stock;

•	our President and Chief Executive Officer (our principal executive officer), our Executive Vice President and Chief Financial Officer (our principal financial officer) and our most highly-compensated executive officers as of December 31, 2007 (or any executive officer who would have been among the most highly-compensated but for the fact that such an individual was not serving as an executive officer as of December 31, 2007) whose total salary and bonus for the fiscal year ended December 31, 2007 exceeded $100,000 for services in all capacities to SciClone (collectively, the “Named Executive Officers”);

•	each of our directors; and

•	all our directors and executive officers as a group.

The following table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission and information supplied by BNY Mellon Shareowner Services as of the most recent practicable date. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 46,219,562 shares outstanding on March 31, 2008, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after March 31, 2008 pursuant to grants of stock options or awards of restricted stock are deemed to be outstanding and beneficially owned by the person holding such options or restricted stock for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.. Unless otherwise indicated below, the address for the persons and entities listed below is 950 Tower Lane, Suite 900, Foster City, California 94404.

	Shares Beneficially Owned(1)
Name	Number	Percent
Sigma-Tau Finanziaria S.p.A. and Affiliates(2) c/o Sigma-Tau Finance S.A. 13, Boulevard du Prince Henri L-1724, Luxembourg	9,667,311	20.1%
Friedhelm Blobel, Ph.D.(3)	105,000	*
Richard A. Waldron(4)	683,977	1.5%
Hans P. Schmid(5)	381,721	*
Ivan Hui(6)	255,222	*
Dean S. Woodman(7)	262,500	*
John D. Baxter, M.D.(8)	558,992	1.2%
Richard J. Hawkins(9)	122,500	*
Rolf H. Henel(10)	208,100	*
Ira D. Lawrence, M.D.(11)	257,500	*
Jon S. Saxe(12)	207,500	*
All directors and executive officers as a group (10 persons)(13)	3,043,012	6.3%

*	Less than 1%.

(1)	Except pursuant to applicable community property laws, we believe the persons named in the table have sole voting and investment power with respect to all shares. Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options.

(2)	Based on a Schedule 13D filed by Paolo Cavazza on November 23, 2007, a Schedule 13G/A filed by Claudio Cavazza on February 13, 2008, a Schedule 13G/A filed by Sigma Tau Finanziaria S.p.A. (“Sigma Tau”) on February 13, 2008 and a Schedule 13G/A filed by Defiante Farmaceutica, L.d.a., (“Defiante”) on February 13, 2008. Paolo Cavazza is deemed to be the beneficial owner of 9,272,696 shares that he owns directly and indirectly. Of these 9,272,696 shares, Defiante is the beneficial owner of 6,394,988 shares. Chaumiere Consultadoria e Servicos S.A., a Portuguese corporation (“Chaumiere”), is the beneficial owner of 1,289,052 shares. Aptafin S.p.A., an Italian Corporation (“Aptafin”), is the beneficial owner of 765,841 shares, and Paolo Cavazza holds 822,815 shares. Defiante is 58% directly owned by Sigma Tau and 42% directly owned by Sigma Tau’s wholly-owned subsidiary, Sigma Tau International S.A. Paolo Cavazza directly and indirectly owns 38% of Sigma Tau. Claudio Cavazza directly and indirectly owns 57% of Sigma Tau. Aptafin is directly owned by Paolo Cavazza and members of his family. Chaumiere is indirectly owned by Paolo Cavazza and members of his family. In addition, Claudio Cavazza holds 394,615 shares and is deemed the beneficial owner of 6,394,988 shares through his interests in Defiante, and Sigma Tau and its subsidiaries. See “Transactions with Related Persons” below for further information concerning our relationship with Sigma Tau.

(3)	Includes 100,000 shares issuable pursuant to options exercisable within 60 days of March 31, 2008.

(4)	Includes 649,417 shares issuable pursuant to options exercisable within 60 days of March 31, 2008. Mr. Waldron’s employment with us will terminate on April 30, 2008. Mr. Waldron is included in the table because he was serving as our Executive Vice President and Chief Financial Officer on December 31, 2007. Pursuant to the Consulting and Resignation Agreement and General Release of All Claims entered into with Mr. Waldron, Mr. Waldron will retain the right to exercise any vested options during a one-year consulting period.

(5)	Includes 330,585 shares issuable pursuant to options exercisable within 60 days of March 31, 2008.

(6)	Includes 205,758 shares issuable pursuant to options exercisable within 60 days of March 31, 2008.

(7)	Includes 192,500 shares issuable pursuant to options exercisable within 60 days of March 31, 2008.

(8)	Consists of 361,492 shares held by John D. Baxter and Ethelee D. Baxter as Trustees, FBO The Baxter Family Revocable Trust UDT 11/8/95 and 197,500 shares issuable pursuant to options exercisable within 60 days of March 31, 2008.

(9)	Consists of 122,500 shares issuable pursuant to options exercisable within 60 days of March 31, 2008.

(10)	Includes 197,500 shares issuable pursuant to options exercisable within 60 days of March 31, 2008.

(11)	Consists of 257,500 shares issuable pursuant to options exercisable within 60 days of March 31, 2008.

(12)	Includes 192,500 shares issuable pursuant to options exercisable within 60 days of March 31, 2008.

(13)	Includes 2,445,760 shares issuable pursuant to options exercisable within 60 days of March 31, 2008.

“EXECUTIVE COMPENSATION AND OTHER MATTERS”

Non-Director Executive Officers

Hans P. Schmid

Hans P. Schmid, 56, is the President and Managing Director of SciClone Pharmaceuticals International, Ltd. and has been with the Company since 2001. Mr. Schmid has 25 years of financial and pharmaceutical experience in the U.S. and international markets. Prior to joining SciClone, Mr. Schmid was Chief Financial Officer from December 1999 to April 2001 for Questcor Pharmaceuticals, Inc. and Senior Vice President, International Business Development from February 1997 to September 1999 for Oread, Inc., a contract pharmaceutical company. From 1985 to 1997 he worked at Syntex Corporation as Vice President of Finance and Administration for Pharmaceutical Operations Asia/Pacific region, at F. Hoffmann-LaRoche as Senior Vice President, Finance and Head of Administrative Services for Roche Bioscience. Previously he held financial and operational positions with Itel Corporation in Germany, Japan, England and the U.S. Mr. Schmid received his BA from the Commercial Trade School, Lucerne, Switzerland, and has studied International Business Management and Finance at San Francisco State University. A Swiss, Hans speaks German, French and conversational Japanese.

Ivan Hui

Ivan B. Hui, 45, has served as Director of Finance of SciClone Pharmaceuticals, Inc. since February 2004. Mr. Hui was previously Corporate Controller from August 1999 and Accounting Manager since joining SciClone in April 1998. Mr. Hui has 20 years of financial and pharmaceutical experience in the US. Prior to joining SciClone, he held various financial accounting positions with Associates Leasing, Inc. and US Fleeting Leasing, Inc. in San Mateo, California, USL Capital, Inc. and US Rail Services, Inc. in San Francisco, California. Mr. Hui received his AD in Nursing, BBA in Accounting and attended Master of Accounting program from University of Hawaii at Manoa, Honolulu, Hawaii. Ivan speaks Cantonese and conversational Mandarin.

Biographical information for Dr. Blobel, our President & Chief Executive Officer, is included above under “Election of Directors.”

On April 4, 2008, we entered into a Consulting and Resignation Agreement and General Release of All Claims with Mr. Waldron. Pursuant to the Agreement, Mr. Waldron resigned as our Executive Vice President and Chief Financial Officer. Under the Agreement Mr. Waldron will continue as an employee of SciClone through April 30, 2008 and will be available to consult with us on a limited capacity for up to one year thereafter. We have commenced a search for a new Chief Financial Officer. Dr. Blobel, our President and Chief Executive Officer, will serve as Acting Chief Financial Officer while we conduct the search.

Compensation Discussion and Analysis

Overview

The Compensation Committee of the Board of Directors administers our executive compensation and benefit programs. The Committee comprises exclusively independent directors and oversees all compensation and benefit programs and actions that affect our executive officers.

Compensation Philosophy

We are committed to developing and commercializing innovative products to treat life-threatening diseases. We are engaged in a very competitive industry, and to accomplish this objective, we design our compensation programs to attract, motivate and retain qualified executives dedicated to working towards our short and long-term corporate goals. People are one of our key assets, and we seek to hire employees and executives who share our corporate vision and values and have the skills and motivation to execute on our corporate strategy. In our dynamic work environment, we foster the following corporate values:

•	Leadership

•	Innovation and creativity

•	Diversity

•	Teamwork

•	Accountability

•	High ethical standards

Our corporate culture emphasizes high ethical standards and accountability while encouraging our executives and our employees to innovate and create in executing our corporate strategy in a highly competitive environment. We seek professionals from diverse backgrounds, to work in teams, to add balanced perspectives to our work. Our executive officers and senior employees aim to provide leadership and to provide professional development opportunities and motivation for our employees on a continual basis.

The Compensation Committee administers the compensation programs for our executive officers while considering this competitive environment, but we believe that part of the compensation paid to our executive officers should also be dependent upon our financial performance and the value that we create for our stockholders. Our total compensation package seeks to align an executive’s performance with our stockholders’ interests, measured over the short and the long-term. Accordingly, the Compensation Committee aims to balance a fixed cash base salary with variable cash and equity incentives to motivate each executive to reach his individual objectives as well as our overall corporate objectives.

Objectives of Our Compensation Program

The primary objective of our compensation programs for our executive officers is to attract and retain qualified executives and employees of outstanding ability and potential and to motivate them to achieve their individual objectives as well as our overall corporate goals, with a focus on creating value for our stockholders. In addition to the primary objectives of attracting and retaining qualified executives, the other objectives of our compensation program include the following:

•	Motivate executives and employees to work towards completing our overall corporate goals and milestones and their individual employee objectives over the short and long-term

•	Align our executives’ and employees’ performance with our stockholders’ interests

•	Compete effectively with the compensation programs of comparable companies to allow us to compete with our peers for valuable human resources

What Our Compensation Program is Designed to Reward

Our compensation program is designed to reward performance measured over a short and long-term basis. We seek to align our executives’ performance with the interests of our stockholders. Base salaries, annual cash incentives and the vesting of our options and retirement plans encourage executive retention and provides a balance between short and long-term elements of compensation.

We generally set corporate objectives at the beginning of the fiscal year, against which the performance of our executives is evaluated for determining increases in compensation for the subsequent fiscal year. Our corporate objectives typically include the progress of sales growth in China, advancement of clinical and regulatory programs, successful commercialization activities, management of costs and expenses and attainment of necessary capital resources.

For the year ended December 31, 2007, our corporate goals included the following:

•	Increase revenues in China by 10%

•	Launch DC BeadTM in China

•	Expand clinical development, regulatory and business development capabilities in China

•	Acquire one new product for the China market

•	Begin enrollment in phase 3 trial for thymalfasin in malignant melanoma

•	Begin enrollment in phase 2 clinical trial for SCV-07 and one additional phase 2 clinical trial for thymalfasin or SCV-07

•	Complete animal model studies for SCV-07 in various indications

Compensation Process, Role of Management, Independent Compensation Consultants,
Peer Group Selection and Benchmarking

Compensation Process, Role of Management

As mentioned above in “Corporate Governance — Board Meetings and Committees — Compensation Committee,” the Compensation Committee is responsible for determining and approving all compensation for our executive officers. Pursuant to its charter, the Compensation Committee recommends to the full Board the salary and bonus earned by the President and Chief Executive Officer, reviews and recommends to the full Board salary and bonus levels for other executive officers, approves stock option grants to executive officers and approves all employment, severance and change-in-control agreements applicable to executive officers. Our Chief Executive Officer assists the Compensation Committee in its deliberations with respect to the compensation payable to our other executive officers, and typically recommends specific compensation packages for our executive officers based upon his assessment and evaluation of their performance for the prior year.

Following the end of each fiscal year, our Chief Executive Officer evaluates executive officer performance for the prior fiscal year, other than his own performance, and discusses the results of such evaluations with the Compensation Committee. The Chief Executive Officer assesses each executive officer’s performance for the prior fiscal year based upon subjective factors concerning such officer’s individual business goals and objectives, and the contributions made by the executive officer to our overall results. The Chief Executive Officer then makes specific recommendations to the Compensation Committee for adjustments of base salary, target bonus, and equity awards, if appropriate, as part of the compensation packages for each executive officer, other than himself, for the next fiscal year.

The Compensation Committee reviews the performance of the Chief Executive Officer and determines all compensation for the Chief Executive Officer. The Chief Executive Officer was not present at the time the Compensation Committee reviewed his performance and discussed his compensation for Fiscal 2007.

Independent Compensation Consultants, Peer Group Selection and Benchmarking

For Fiscal 2007, and again for fiscal 2008, the Compensation Committee reviewed survey data of compensation packages at comparable companies in connection with its determination of executive officer compensation. In February 2007, the Compensation Committee retained Setren, Smallberg & Associates, Inc. (“Setren”), an independent compensation consultant to conduct an assessment of our executive officer compensation and advise the Committee regarding optimal allocation of the different elements of executive officer compensation among base salary, bonuses and equity and to recommend target amounts for each element of compensation. In carrying out its assessment, Setren relied on the Radford Global Life Sciences Survey from Radford Surveys and Consulting, a division of Aon Corporation and an independent compensation consulting firm (“Radford”), which includes the average, median and range amounts of base salary, annual cash incentives and long-term equity incentives from comparable pharmaceutical, biotechnology and medical device companies. Of the 500 companies included in this Radford survey, Setren used the subset of data from 129 Northern California companies (“Radford Group”) to compare the compensation of our executive officers and employees, as we believe this comparable group best represents the companies with which we compete for executive and professional talent. Setren supplemented the Radford data with its own survey of publicly available information filed by a group of the following peer companies (“Setren Peer Data”) we suggested:

Allos Therapeutics	Curagen Corporation	Kosan Biosciences, Inc.
Alfacell Corporation	Cytokinetics, Inc.	Metabasis Therapeutics, Inc.
Anadys Pharmaceuticals	Dendreon Corporation	Oxigene, Inc.
Anesiva, Inc.	Genitope Corporation	Neopharm, Inc.
Antigenics, Inc.	Genta, Inc.	Peregrine Pharmaceuticals, Inc.
Ariad Pharmaceuticals, Inc.	Genvec, Inc.	Point Therapeutics, Inc.
Avi Biopharma Inc.	Immunomedics, Inc.	Seattle Genetics, Inc.
Cell Genesys, Inc.	Inhibitex, Inc.	Vical, Inc.
Cell Therapeutics, Inc	Introgen Therapeutics, Inc.	Vion Pharmaceuticals, Inc.

Setren compared the current compensation (base salary, annual cash incentives and long term equity incentives) of each of our executive officers and other management level employees to the median and 75th percentile of each of the Radford Group and the Setren Peer Data. The Compensation Committee typically targets the amount of each element of compensation at approximately the 50th percentile of the Radford Group, and confirms the applicability of this level by reference to the results of the review of compensation information of the 27 companies listed above. Based on the results of its review of comparable data, Setren recommended base salary, bonus and equity compensation levels for each of our executive officers.

After reviewing Setren’s recommendations and the recommendations of our Chief Executive Officer, the Compensation Committee approved the amount of each element of compensation for our executive officers. The Compensation Committee initially targeted the amount of each element of compensation at approximately the 50th percentile of the Radford Group, but varied compensation levels for individual executive officers above or below this 50th percentile target based on length of experience, individual performance, contribution to corporate performance and extent to which the actual job function relates to the comparative group. By basing our compensation on the compensation data from comparable companies and offering increased compensation for individual and corporate performance, we aim to attract and retain talent and provide incentives to reach the corporate and individual performance objectives.

Elements of Our Compensation Program and How Each Element is Chosen

The key elements of our compensation program for executives and employees consist of base salary, annual cash incentives and long-term equity incentives. Our compensation package also includes a comprehensive benefits package of healthcare, disability and insurance coverage as well as an employee-funded, employer-matched retirement plan. Our equity and retirement plans have vesting schedules to encourage employee retention and a long-term commitment towards advancing our corporate objectives. The elements of our compensation programs are varied to achieve the following balances:

•	Fixed and variable compensation to reward individual and corporate performance

•	Cash and equity compensation to align an executive’s performance with our stockholders’ interests

•	Short and long-term compensation to encourage retention and reward long-term service

Elements of SciClone’s Compensation Program

Element of Compensation	How Element of Compensation is Determined	Purpose of Element of Compensation
Base Salary	Target is the 50th Percentile of comparable salaries as based on the 129 Northern California companies in the Radford Global Life Sciences Survey	Provide a fixed salary which is competitive with that of our peers
Annual Cash Incentives
Based on percentage of base salary. The actual percentage awarded is based on targeted total compensation, achieving individual and corporate objectives, and the individual’s performance in relation to the objectives
Provide a variable cash incentive to motivate employees to achieve individual and corporate objectives
Long-Term Equity Incentives
Based on the long-term equity incentives offered by the 129 Northern California companies in the Radford Global Life Sciences Survey
Long-term equity incentives include the following:
Stock options
Performance Awards

Provide a variable long-term equity incentive to motivate employees to achieve individual and corporate objectives and align interests of employees with those of stockholders
Long-term equity incentives seek to encourage a focus on growth, profitability, stock price appreciation, insider ownership of stock and retention of employees

Retirement Benefits	Offered to all employees as pre-tax employee contributions and matching corporate contributions to an individual 401-K plan	Retain employees and offer vehicles for retirement savings
Health and Welfare Benefits
Offered to all employees to provide a comprehensive benefit package, including medical plan, dental plan, vision plan, flexible spending account, short and long-term disability insurance, life insurance and employee stock purchase program
Retain employees and offer plans to meet healthcare and insurance needs
Change in Control and Termination Benefits	Offered to our executive officers to allow for payment of severance upon change in control or termination of employment	Retain executive officers and ensure management continuity in the event of a change of control

Base Salary

Base salaries for executive officers and employees are targeted at a competitive market median, being the 50th percentile of the Radford Group, on a position-by-position basis with individual variations explained by differences in experience, skills and sustained performance.

The Compensation Committee generally reviews the executive officers’ salaries on an annual basis. When setting compensation for Fiscal 2007, the Compensation Committee discussed the Setren compensation survey and the Radford Group data described above, the details of the survey data as it relates to each of our executive officers, and for the executive officers other than himself, the recommendations of our Chief Executive Officer. The Compensation Committee also noted the guidelines recommended by our Chief Executive Officer for Fiscal 2007 applicable to non-officer employees, noting that the average pay increase for non-officer employees was expected to be in the range of 2–6%. After reviewing all the above, the Compensation Committee approved the Fiscal 2007 base salary for each of our executive officers.

Annual Cash Incentives

We provide annual cash incentives in the form of cash bonuses intended to motivate employees to achieve our overall corporate goals and their individual employee objectives. For executive officers, these annual cash incentives account for a significant percentage of each executive officer’s potential compensation, putting a significant percentage of total compensation at risk based on achievement of both corporate and individual objectives. Employees are also eligible to receive annual cash incentives, which typically account for a smaller percentage of total compensation. At the beginning of the fiscal year, the Compensation Committee established the annual cash incentive targets, determined as a percentage of base salary, for each of the executive officers. For Dr. Blobel and Mr. Schmid, the percentage of base salary comprising the cash bonus that could be achieved in the fiscal year were agreed in their respective offer letters for employment or employment agreements, as amended. In addition, in its review of the Radford Group, together with its review of the public filings by the Setren Peer Data companies, Setren reviewed the size of the bonuses payable to our executive officers, and found that the most recent bonuses paid were strong relative to both comparable groups.

For the year ended December 31, 2007, the initial target percentage for our current President and Chief Executive Officer, Dr. Blobel, was established as 40% of base salary. The fiscal year 2007 target bonus percentages of base salary for Messrs. Waldron and Schmid were unchanged by the Board or the Compensation Committee from fiscal year 2006, and remained as 30% of their respective fiscal year 2007 base salaries. Cash incentive bonuses are paid pursuant to our executive incentive plan, and earned only if we achieved fiscal year 2007 corporate objectives established by the Board. Our fiscal year 2007 corporate objectives under the executive incentive plan were as follows, weighted as indicated: (i) commercial, regulatory, product acquisition and research and development goals (60%), (ii) sales targets and cash balances (20%), and (iii) operational goals relating to organization capability and employee and investor relations (20%). No separate individual objectives are established for Dr. Blobel, however. Dr. Blobel establishes individual objectives, in addition to these corporate objectives, against which performance of the other executive officers is evaluated. Executive officers may earn up to 150% of their individual cash incentive target depending upon the Committee’s assessment of performance in relation to their predetermined objectives.

The actual cash incentive award earned is determined by the Committee’s judgment in its discretion of the relative attainment of our overall corporate performance objectives, the relative attainment of individual employee performance objectives, and the individual’s performance in relation to the objectives subject to targeted overall compensation. Cash incentive awards are typically paid in the year following the year for which performance is evaluated. No threshold performance against the established objectives is required to be reached before bonuses are earned under the plan.

Under the terms of the employment agreement that we entered into with Dr. Blobel upon his commencement of employment with us, in 2009, the Compensation Committee is obligated to consider an award to Dr. Blobel of a special cash bonus of up to $300,000, based on achievement of corporate performance targets over the years 2006 through 2008.

After the conclusion of the fiscal year, in February and March of 2008, the Compensation Committee reviewed the performance of our executive officers against corporate and individual objectives. Dr. Blobel reviewed the performance of each of the executive officers, and proposed the bonuses payable under our executive incentive plan. A representative of Setren commented on officer compensation proposals as proposed by Dr. Blobel and noted that the compensation proposals with respect to bonuses, as well as equity and salary base compensation adjustments, were within the approximate median range of comparable company data. He noted that the data of executive compensation from comparison companies from Radford and from the Setren Peer Data were substantially similar, and he discussed the criteria for selection of the comparison companies.

The actual bonuses paid to Dr. Blobel and Messrs. Waldron, Schmid and Hui for Fiscal 2007, varied depending on the extent to which actual performance met, exceeded, or fell short of the applicable executive officer’s Fiscal 2007 individual objectives, as determined by the Compensation Committee upon the recommendations of Dr. Blobel. The Compensation Committee found that in 2007, we increased revenues, primarily from growth in China in excess of our objectives, formulated a corporate strategy addressing the China asset and product portfolio, and added one new product, DC Bead, for the China market. In addition, we concluded development and commercialization plans for thymalfasin oncology development, completed a phase 1 clinical trial for SCV-07, and decided a development approach for thymalfasin as a treatment for hepatocellular carcinoma.

Based on the achievement of nearly all of the corporate performance objectives and completion of significant individual objectives in 2007, the Compensation Committee approved a $156,400 bonus for Dr. Blobel (36.8% of salary earned in 2007, compared to the 40% target established by the Compensation Committee at the beginning of 2007). The Compensation Committee approved a $73,382 bonus for Mr. Waldron (21% of 2007 salary, compared to the 30% target established by the Compensation Committee at the beginning of 2007), $105,000 bonus for Mr. Schmid (35% of 2007 salary, compared to the 30% target established by the Compensation Committee at the beginning of 2007), and $35,000 for Mr. Hui (21% of 2007 salary).

In early 2008, the Compensation Committee established (and the Board of Directors approved) annual cash incentive targets for fiscal 2008 based on the completion of 2008 goals and objectives, and in amounts equal to the same percentages of base salary for each executive officer as established for Fiscal 2007.

Long-Term Equity Incentives

We provide long-term equity incentives to motivate employees to achieve individual and corporate objectives and align interests of employees with those of stockholders. Our long-term equity incentives for executive officers and employees currently consist of options and other rights to purchase shares of our Common Stock granted under our equity plans. Stock options granted under equity plans generally vest over a four-year period, providing incentive to create value for our stockholders over the long-term since the full benefit of the option cannot be realized unless the employee remains with the Company and stock price appreciation occurs over a number of years. The Compensation Committee has typically granted options to employees upon commencement of employment and has occasionally granted additional options following a significant change in job responsibility, scope or title or a particularly noteworthy corporate or individual achievement. For any newly-hired executive officer, any promotion to executive officer or any other grant, the size of the equity grant is determined by analyzing comparable compensation data from biotechnology companies, as described above under “Independent Compensation Consultants, Peer Group Selection and Benchmarking.” During 2007 and 2008, our executive officers were each granted stock options based on the Committee’s evaluation of individual contribution to achievement of corporate performance goals during 2006 and 2007, respectively.

The review of our executive compensation completed by Setren found that the equity position held by Dr. Blobel was substantially below those of similar executive officers at the peer group companies making up the Setren Peer Data; accordingly, after reviewing the achievement of corporate goals and objectives during Fiscal 2007, and considering that an equity grant had not been made to Dr. Blobel in Fiscal 2007, Dr. Blobel was granted an option for an additional 300,000 shares. The Option will vest, provided Dr. Blobel is still employed by us, upon our common stock trading publicly after March 17, 2008 for at least 30 consecutive calendar days at or greater than a target closing price per share as reported on the NASDAQ Global Market (a “Trading Price Goal”), of (a) $4.50 on or before June 2, 2009 for 50,000 shares, (b) $6.00 on or before June 2, 2010 for 50,000 shares, (c) $8.00 on or before June 2, 2011 for 50,000 shares, (d) $10.00 on or before June 2, 2012 for 50,000 shares, (e) $12.00 on or before June 2, 2013 for 50,000 shares, and (f) $14.00 on or before June 2, 2014 for 50,000 shares, each price as adjusted for stock dividends, stock splits or similar changes in our capital structure. If a Trading Price Goal is not achieved on or before the respective target, the corresponding portion of the Option will not vest and will terminate upon such date. Also in early 2008, based solely upon the achievement of corporate goals and objectives during 2007, Mr. Schmid received an option grant of 80,000 shares and Mr. Hui received an option grant of 40,000 shares.

In early 2007, the Board approved a policy pursuant to which the grant date of stock options granted at a meeting of the Compensation Committee or the Board of Directors held between the end of any fiscal quarter and the public announcement of the financial results of such quarter, be a pre-determined number of days after such public announcement of financial results. The Board’s grants of options in early 2008 complied with this policy.

At present, we do not have any equity or security ownership requirements for our executive officers.

Change in Control and Termination Benefits

We have, from time to time, entered into offer letters or employment agreements that contain certain benefits payable upon termination in certain situations. All such benefits extended to our executive officers are approved by the Compensation Committee in order to be competitive in our hiring and retention of executive officers, in comparison with other biotechnology companies of similar size with which we compete for talent. All such agreements with the Named Executive Officers are described in “Potential Payments upon Termination or Change-in-Control” elsewhere in this “Executive Compensation and Other Matters” section of this proxy statement.

We have entered into Change in Control Agreements with our Named Executive Officers with the goal of retaining such executive officers during the pendency of a proposed change of control transaction, and in order to align the interests of the executive officers with our stockholders in the event of a change in control. We believe that a proposed or actual change in control transaction can adversely impact the morale of officers and create uncertainty regarding their continued employment. Without the benefits under the Change in Control Agreements, executive officers may be tempted to leave our employment prior to the closing of the change in control, especially if they do not wish to remain with the entity after the transaction closes, and any such departures could jeopardize the consummation of the transaction or our interests if the transaction does not close and we remain independent. The Compensation Committee believes that these benefits therefore serve to enhance stockholder value in the transaction, and align the executive officers’ interests with those of our stockholders in change in control transactions. A description of the terms and conditions of such Change in Control Agreements is set forth in “Potential Payments upon Termination or Change-in-Control” elsewhere in this “Executive Compensation and Other Matters” section of this proxy statement.

Tax Considerations

In its deliberations regarding compensation for the year ended December 31, 2007, the Compensation Committee considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which disallows a deduction for any publicly-held corporation for individual compensation exceeding $1,000,000 in any taxable year for the Chief Executive Officer and four other most highly compensated executive officers, unless such compensation meets the requirements for the performance-based exception to the general rule. Income resulting from options granted under the 1995 Equity Incentive Plan and 2005 Equity Incentive Plan should qualify as an exception. The Compensation Committee does not believe that other components of our compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future and therefore concluded that no further action with respect to qualifying this compensation for deductibility was necessary at this time. In the future, the Compensation Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility of such compensation. The Compensation Committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for Fiscal 2007 and this proxy statement. The material in this report shall not be deemed to be “soliciting material” or “filed” with the Securities and Exchange Commission, will be deemed “furnished” in the Company’s Annual Report on Form 10-K for Fiscal 2007, and will not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, as a result of furnishing the disclosure in this manner.

Respectfully submitted by the Compensation Committee,

Rolf H. Henel, John D. Baxter and Richard J. Hawkins

Summary Compensation Table

The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2007 and December 31, 2006 by our Chief Executive Officer, our Chief Financial Officer and our other most highly-compensated executive officers:

2007 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Friedhelm Blobel, Ph.D.(5)	2007	425,000	—	—	594,282	156,400	—	12,572	1,188,254
President and Chief Executive Officer (Principal Executive Officer)	2006	232,052	—	—	349,772	120,000	—	40,000	741,824
Richard A. Waldron(5)	2007	345,000	15,000	—	155,979	73,382	—	11,492	600,853
Former Executive Vice President and Chief Financial Officer (Principal Financial Officer)	2006	325,686	—	—	229,870	95,750	—	10,000	661,306
Hans P. Schmid	2007	300,000	—	—	125,976	105,000	—	12,572	543,548
President and Managing Director, SciClone Pharmaceuticals International Ltd.	2006	277,970	—	—	135,726	90,000	—	10,000	513,696
Ivan Hui(6)	2007	167,611	—	—	66,065	35,000	—	8,432	277,108
Principal Accounting Officer

(1)	Reflects annual base salary for 2007 and 2006 respectively, and includes amounts (if any) deferred at the Named Executive Officer’s option under our 401(k) plan.

(2)	The amounts shown are the compensation costs recognized in our financial statements for fiscal 2006 and Fiscal 2007 related to grants of stock options to each Named Executive Officer in fiscal 2006 and Fiscal 2007 and prior years, to the extent we recognized compensation cost in fiscal 2006 or Fiscal 2007 for such awards in accordance with the provisions of SFAS 123R, excluding the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions used in the SFAS 123R calculations, see Note 1 of Notes to Consolidated Financial Statements, “The Company and Summary of Significant Accounting Policies — Stock-Based Compensation” and Note 13 “Stock Award Plans” in Part IV, Item 15 of our Annual Report on Form 10-K for the year ended December 31, 2007. Mr. Waldron received an option award of 70,000 shares of SciClone’s common stock at an exercise price per share of $2.69, the closing price on the NASDAQ National Market of a share of SciClone’s common stock on March 20, 2007. Mr. Schmid received an option award of 70,000 shares of SciClone’s common stock at an exercise price per share of $2.69, the closing price on the NASDAQ National Market of a share of SciClone’s common stock on March 20, 2007. Mr. Hui received an option award of 35,000 shares of SciClone’s common stock at an exercise price per share of $2.69, the closing price on the NASDAQ National Market of a share of SciClone’s common stock on March 20, 2007.

(3)	Reflects incentive cash compensation paid to our executive officers under our executive incentive plan, earned for performance in the year indicated, although such non-equity incentive plan compensation is generally paid in the year following performance. Performance-based bonuses are generally paid under our executive incentive plan and reported as Non-Equity Incentive Plan Compensation. Except as otherwise noted, amounts reported as Bonus represent discretionary bonuses awarded by the Compensation Committee in addition to the amount (if any) earned under our executive incentive plan.

(4)	Reflects all other compensation paid in 2007 and 2006 respectively. Dr. Blobel’s “all other compensation” during 2007 included $10,250 for matching contributions under our 401(k) plan and $2,322 for life insurance premiums. Mr. Waldron’s “all other compensation” during 2007 included $10,250 for matching contributions under our 401(k) plan and $1,242 for life insurance premiums. Mr. Schmid’s “all other compensation” during 2007 included $10,250 for matching contributions under our 401(k) plan and $2,322 for life insurance premiums. Mr. Hui’s “all other compensation” during 2007 included $7,750 for matching contributions under our 401(k) plan and $682 for life insurance premiums. For 2006, Dr. Blobel’s “all other compensation” included $10,000 for matching contributions under our 401(k) plan. In addition, Dr. Blobel consulted with the Company between the April 23, 2006 and June 2, 2006 for a payment of $30,000. Mr. Waldron’s “all other compensation” during 2006 included $10,000 for matching contributions under the Company’s 401(k) plan. Mr. Schmid’s “all other compensation” during 2006 included $10,000 for matching contributions under the Company’s 401(k) plan.

(5)	Mr. Waldron’s employment with us terminated effective April 30, 2008. Amounts earned during 2007 reflect salary earned, a one-time cash bonus for his efforts in concluding the RP101 transaction of $15,000, and benefits received for the full year ended December 31, 2007.

(6)	Mr. Hui was not a Named Executive Officer for the Fiscal Year ended December 31, 2006.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to stock and option awards and other plan-based awards, including non-equity incentive awards, granted during the fiscal year ended December 31, 2007 to our Named Executive Officers.

2007 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options(#)(3)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Friedhelm Blobel, Ph.D.(2)	2/23/07	—	170,000	255,000
Richard A. Waldron	2/23/07	—	103,500	155,250
	3/20/07				70,000	2.69	112,931

Hans P. Schmid	2/23/07	—	90,000	135,000
	3/20/07				70,000	2.69	112,931

Ivan Hui	2/23/07	—	33,522	33,522
	3/20/07				35,000	2.69	56,465

(1)	We award bonuses pursuant to an annual executive incentive plan, which provides for the award of annual cash bonuses based upon achievement of objectives established by the Compensation Committee at the beginning of each fiscal year. See “Compensation Discussion and Analysis — Elements of Compensation and How Each Element is Chosen, Annual Incentive Compensation.” The actual amount paid to each Named Executive Officer for the fiscal years ended December 31, 2006 and 2007 is set forth in the Summary Compensation Table under the heading, “Non-Equity Incentive Plan Compensation.” Under our executive incentive plan, cash bonuses are paid to executive officers based upon achievement of corporate and individual objectives. The performance of executive officers is measured against achievement of these objectives after the fiscal year ends. Achievement of target for each measure represents performance entitling the executive officer to payment of the full target bonus established as a percentage of such officer’s base salary for the fiscal year; performance that is evaluated as being less than or greater than target results in a increase or decrease, as applicable, in amount of bonus payable to such officer. The total bonus payable to each executive officer shall not exceed 150% of such officer’s annual base salary, and so the maximum amount payable is 150% of such target amount. There is no minimum performance required before bonuses are payable; accordingly there are no thresholds under the plan.

(2)	Dr. Blobel did not receive an option award in Fiscal 2007.

(3)	Amounts shown represent options issued under our 2005 Equity Incentive Plan. Contingent upon the executive’s continued employment, one-quarter of the options vest twelve months following the grant date and the balance vest monthly over the following three years. The exercise price for the options equals the closing price of our common stock on the date of grant. Each option has a maximum term of ten years. The options granted to all of our Named Executive Officers, other than Mr. Hui, will vest on an accelerated basis upon the executive’s termination of employment under certain prescribed circumstances. Additional information regarding the vesting acceleration provisions applicable to equity awards granted to our Named Executive Officers is included in this proxy statement under the heading “Potential Payments upon Termination or Change in Control.”

(4)	The dollar value of the options shown represents the grant date fair value estimated using the Black-Scholes option pricing model to determine grant date fair value, in accordance with the provisions of SFAS 123R, excluding the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions used in the SFAS 123R calculations, see Note 1 of Notes to Consolidated Financial Statements, “The Company and Summary of Significant Accounting Policies — Stock-Based Compensation” and Note 13, “Stockholders’ Equity — Stock Award Plans,” included in Part IV, item 15 of our Annual Report on Form 10-K for the year ended December 31, 2007. The actual value, if any, that an executive may realize on each option will depend on the excess of the stock price over the exercise price on the date the option is exercised and the shares underlying such option are sold. There is no assurance that the actual value realized by an executive will be at or near the value estimated by the Black-Scholes model.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the value of all unexercised options previously awarded to our Named Executive Officers as of December 31, 2007:

Outstanding Equity Awards at December 31, 2007

	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)(1)	Option Exercise Price ($)	Option Expiration Date
Name	Exercisable	Unexercisable
Friedhelm Blobel, Ph.D.(2)	100,000	900,000	$2.49	06/02/16
Richard A. Waldron	275,000	0	3.688	03/16/11
	65,000	0	4.25	04/08/12
	75,000	0	5.83	04/04/13
	30,000	2,000	5.65	03/19/14
	42,000	6,000	5.00	06/01/14
	50,000	0	3.68	09/10/14
	49,583	20,417	3.24	02/25/15
	22,917	27,083	2.34	02/23/16
	0	70,000	2.69	03/20/17
Hans P. Schmid	100,000	0	4.70	05/21/11
	30,000	0	4.25	04/08/12
	40,000	0	5.83	04/04/13
	16,875	1,125	5.65	03/19/14
	23,625	3,375	5.00	06/01/14
	8,125	1,875	3.77	09/15/14
	46,042	18,958	3.40	02/04/15
	27,500	32,500	2.34	02/23/16
	0	70,000	2.69	03/20/17
Ivan Hui	7,500	0	2.25	03/06/08
	7,000	0	2.38	08/18/08
	10,000	0	1.59	02/25/09
	15,000	0	1.22	07/02/09
	10,000	0	1.50	08/20/09
	20,000	0	10.75	08/21/10
	17,000	0	3.688	03/16/11
	20,000	0	4.25	04/08/12
	24,000	0	5.83	04/04/13
	9,750	650	5.65	03/19/14
	13,650	1,950	5.00	06/01/14
	21,250	8,750	3.40	02/04/15
	18,333	21,667	2.34	02/23/16
	0	35,000	2.69	03/20/17

(1)	Except as otherwise noted, each option vests at the rate of 1/4 of the underlying shares on the first anniversary of the date of grant and 1/48 of the shares each month thereafter. Vesting may accelerate under certain circumstances for certain options, as described in “Potential Payments upon Termination or Change-in-Control” elsewhere in this “Executive Compensation and Other Matters” section of this proxy statement on Schedule 14A.

(2)	Dr. Blobel was granted options subject to our standard vesting in addition to awards with performance based vesting as described in “Elements of Our Compensation Program and How Each Element is Chosen — Long-Term Equity Incentives” elsewhere in this “Executive Compensation and Other Matters” section of this proxy statement on Schedule 14A.

Option Exercises and Stock Vested During Last Fiscal Year

No options were exercised by our Named Executive Officers during Fiscal 2007, and no shares of restricted stock granted to our Named Executive Officers vested during Fiscal 2007.

Pension Benefits and Nonqualified Deferred Compensation Plans

We do not have any plans with any of the Named Executive Officers that provide for payments or other benefits at, following, or in connection with retirement. We do not have any defined contribution or other plan with any of the Named Executive Officers that provides for the deferral of compensation on a basis that is not tax qualified.

Potential Payments upon Termination or Change-in-Control

We have entered into the following agreements that will require us to provide compensation to the respective Named Executive Officers in the event of a termination of employment or a change in control of SciClone:

Friedhelm Blobel, Ph.D.

In June 2006, we entered into with Dr. Blobel a Consulting Services Agreement, an Employment Agreement and a Change in Control Agreement (together, the “Blobel Agreements”). The Blobel Agreements provide in the event of a termination of his employment without “Cause”, as defined in the Change in Control Agreement, Dr. Blobel is entitled to, as severance, base salary for a period of 12 months following the date of termination, payable on our ordinary payroll dates and subject to compliance with Section 409A of the Tax Code, less applicable withholding, and certain health care benefits. In the event Dr. Blobel is subject to a “Constructive Termination” or termination without “Cause,” within one year following a “Change in Control” of SciClone, he will be entitled to severance pay equal to one hundred fifty percent (150%) of his annual base salary as in effect at the time of such termination, payable within thirty (30) days and subject to compliance with Section 409A of the Tax Code, less applicable withholding, the immediate 100% vesting of his initial option to purchase 400,000 shares of Common Stock that was issued pursuant to the Employment Agreement, and the extension of the exercise period for any unexercised portion of all nonstatutory stock options held by him as at the date of such termination to be 12 months after the date of such termination. If Dr. Blobel voluntarily resigns or is terminated for Cause, he will not be entitled to any severance payment or acceleration of vesting of his unvested options.

Mr. Richard Waldron

On April 4, 2008, we entered into a Consulting and Resignation Agreement and General Release of All Claims with Mr. Waldron. Pursuant to the Agreement, Mr. Waldron resigned as our Executive Vice President and Chief Financial Officer. Under the Agreement Mr. Waldron will continue as an employee of SciClone through April 30, 2008 and will be available to consult with us on a limited capacity for up to one year thereafter. Mr. Waldron will retain the right to exercise any vested options during this one-year consulting period. Mr. Waldron will be entitled to payments in the aggregate amount of $345,000, payable over an approximately one-year period, in addition to payments of salary and bonus deemed earned through the date of termination of employment. In consideration for these benefits, Mr. Waldron has granted to us a release.

Mr. Hans Schmid

In May 2001, we entered into an offer letter with Mr. Schmid regarding his employment. In February 2006, SciClone Pharmaceuticals International, Ltd. (our wholly owned subsidiary) and Mr. Schmid entered into an amendment to Mr. Schmid’s offer letter. Pursuant to such amendment, in the event of his termination without “Cause” (as defined in the original offer letter) and subject to certain limitations, Mr. Schmid will be entitled to receive a severance equal to 12 months of this then-current base salary. Pursuant to the May 2001 offer letter, “Cause” is defined as Mr. Schmid’s termination for any of the following reasons: (i) theft, dishonesty, misconduct or falsification of any employment or SciClone records; (ii) improper disclosure of SciClone’s confidential or proprietary information; (iii) any action by him which has a material detrimental effect on SciClone’s reputation or business; (iv) his failure or inability to perform any assigned duties reasonably expected of him after written notice from SciClone to Mr. Schmid of, and a reasonable opportunity to cure, such failure or inability; (v) his conviction (including any plea of guilty or no contest) for any criminal act that impairs his ability to perform his duties for SciClone; or (vi) his death or disability.

In April 2003, we entered into a Change in Control Agreement with Mr. Schmid. In the event Mr. Schmid is subject to a “Constructive Termination” or termination without “Cause,” within one year following a “Change in Control” of SciClone, he will be entitled to severance pay equal to one hundred percent (100%) of his annual base salary as in effect at the time of such termination, payable within thirty (30) days, less applicable withholding and the immediate 100% vesting of his outstanding options. If Mr. Schmid voluntarily resigns or is terminated for Cause, he will not be entitled to any severance payment or acceleration of vesting of his unvested options.

For the Change in Control Agreements of Both Dr. Blobel and Mr. Schmid:

(1)	“Change in Control” is defined as any of the following:

•	a merger or other transaction in which we or substantially all of our assets are sold or merged and as a result of such transaction, the holders of our common stock prior to such transaction do not own or control a majority of the outstanding shares of the successor corporation;

•	the election of nominees constituting a majority of the Board which nominees were not approved by a majority of the Board prior to such election; or

•	the acquisition by a third party of twenty percent (20%) or more of our outstanding shares which acquisition was without the approval of a majority of the Board in office prior to such acquisition.

(2)	“Cause” is defined as any of the following:

•	theft, dishonesty, misconduct or falsification of any records;

•	misappropriation or improper disclosure of confidential or proprietary information;

•	any intentional action by Employee which has a material detrimental effect on the reputation or business of the Company Group;

•	failure or inability to perform any reasonable assigned duties after written notice and a reasonable opportunity to cure, such failure or inability;

•	any material breach of any employment agreement, which breach is not cured pursuant to the terms of such agreement; or

•	the conviction of any criminal act which impairs their ability to perform their duties

(3)	“Constructive Termination” is defined as any of the following:

•	the assignment of any title or duties, or any limitation of responsibilities, that are substantially inconsistent with either of their title(s), duties, or responsibilities immediately prior to the date of the Change in Control (including, but not limited to, failure to report to the Chief Executive Officer and/or failure to be a member of the executive staff);

•	without their express written consent, the relocation of the principal place of employment, following the Change in Control, to a location that is more than fifty (50) miles from their principal place of employment immediately prior to the date of the Change in Control, or the imposition of travel requirements substantially more demanding than such travel requirements existing immediately prior to the date of the Change in Control;

•	any failure, following the Change in Control, to pay, or any material reduction of, (1) their base salary in effect immediately prior to the date of the Change in Control, or (2) bonus compensation, if any, in effect immediately prior to the date of the Change in Control, unless base salary and/or bonus reductions comparable in amount and duration are concurrently made for a majority of our other employees who have substantially similar titles and responsibilities; and

•	any failure, following the Change in Control, to (1) continue to provide the opportunity to participate in any benefit or compensation plans and programs, including, but not limited to, our Group life, disability, health, dental, medical, savings, profit sharing, stock purchase and retirement plans, if any, in which they were participating immediately prior to the date of the Change in Control, or in substantially similar plans or programs, or (2) provide them with all other fringe benefits (or substantially similar benefits), including, but not limited to, relocation benefits which they were receiving immediately prior to the date of the Change in Control.

Using each Named Executive Officer’s current base salary, the maximum total payments to each Named Executive Officer under the termination circumstances described above, as of December 31, 2007, the last day of Fiscal 2007, would be as follows:

Potential Payments upon Termination or Change in Control

Name	Involuntary Termination Other Than for Cause(1)		Termination Following Change in Control(2)
Friedhelm Blobel, Ph.D.
Salary(3)	$425,000	(4)	$637,500	(5)
Stock award vesting acceleration(6)	—		0	(7)
Post-termination consulting fees	—		$24,000	(8)
Health and welfare benefits(9)	$9,758		$9,758
Total	$434,758		$671,258
Hans P. Schmid
Salary(3)	$300,000	(10)	$300,000	(10)
Stock award vesting acceleration(6)	—		0	(11)
Post-termination consulting fees	—		$24,000	(12)
Health and welfare benefits	—		$54,155	(13)
Total	$300,000		$378,155

(1)	Assumes termination without cause as of December 31, 2007 (the last business day of the last fiscal year), not within one year after a change in control. For purposes of Dr. Blobel, “cause” includes constructive termination. As a condition to receiving any benefits referenced under this column, the applicable Named Executive Officer is required to execute a general release of known and unknown claims in a form satisfactory to us.

(2)	Assumes termination without cause as of December 31, 2007, within one year after a change in control. For purposes of the foregoing sentence, “cause” includes constructive termination. As a condition to receiving any benefits referenced under this column, the applicable Named Executive Officer is required to execute a general release of known and unknown claims and a resignation from all of the Named Executive Officer’s positions with us, including from the Board of Directors and any committees thereof on which the Named Executive Officer serves, if any, in a form satisfactory to us.

(3)	The amounts listed does not include the payment of accrued salary and vacation that would be due upon termination of employment, and are not adjusted for any applicable tax withholding.

(4)	Assumes severance equal to 12 months of Dr. Blobel’s base salary ($425,000 per year as of December 31, 2007).

(5)	Assumes severance equal to 150% of Dr. Blobel’s annual base salary ($425,000 per year as of December 31, 2007).

(6)	Assumes a price per share of our common stock equal to $2.06, the closing market price on December 31,2007. In the case of stock options, represents the aggregate spread (i.e. the difference between the exercise price and the closing price of our common stock on December 31, 2007) with respect to all options that would be accelerated (or were actually accelerated, if applicable); in the case of shares of common stock, represents the aggregate value of all shares that would be accelerated (or were actually accelerated, if applicable).

(7)	Assumes acceleration of 300,000 unvested options at an exercise price of $2.49 as of December 31, 2007, equal to the then-unvested portion of Dr. Blobel’s initial option to purchase 400,000 shares of Common Stock that was issued on June 2, 2006. In addition, in the event of a termination without cause within one year after a change in control, the exercise period for any unexercised nonstatutory stock options then-held by Dr. Blobel would be extended to be 12 months after the date of such termination.

(8)	Under his Change of Control Agreement, Dr. Blobel would be retained by us as an independent contractor to provide consulting services at our request for up to five (5) hours per week for three (3) months after December 31, 2007, pursuant to which we will pay to executive officer a consulting fee of $400.00 per hour, up to a maximum of $2,500.00 per day, plus reasonable out-of-pocket expenses (for example, travel and lodging). Assumes the maximum amount payable under this arrangement (five hours per week for three months), but no out-of-pocket expenses.

(9)	Under his Employment Agreement and his Change of Control Agreement, if Dr. Blobel is covered under our group health plan as of the date of termination without cause (whether or not within one year after a change of control) and he timely elects to continue his group health benefits pursuant to federal law (COBRA), we will pay the COBRA premiums until the earlier of (A) the one year anniversary of Dr. Blobel’s termination without cause, or (B) the date on which Dr. Blobel commences new employment. If we are paying for health coverage of Dr. Blobel under another plan, we will continue to make payments (not to exceed the amount paid in the prior calendar year) for such coverage for the period specified in the prior sentence. Assumes our payment of all premiums necessary to cover Dr. Blobel from December 31, 2007 to December 31, 2008, assuming that Dr. Blobel was covered under our group health plan as of December 31, 2007, and that if he were terminated without cause as of such date, he timely elected to continue such benefits until December 31, 2008, calculated assuming that such premiums remain at the amounts in effect as of December 31, 2007.

(10)	Assumes severance equal to 12 months of Mr. Schmid’s base salary ($300,000 per year as of December 31, 2007).

(11)	Assumes acceleration of vesting of all options held by the executive officer as of December 31, 2007 but unvested as of such date, as described in the executive officer’s Change in Control Agreement.

(12)	Under his Change of Control Agreement, the executive officer would be retained by the Company as an independent contractor to provide consulting services to the Company at its request for up to eight (8) hours per week for twenty-four (24) months after December 31, 2007, pursuant to which the Company will pay to executive officer a consulting fee of $1,000 per day, plus reasonable out-of-pocket expenses (for example, travel and lodging). Assumes the maximum amount payable under this arrangement (one eight-hour day per week for twenty-four weeks), but no out-of-pocket expenses.

(13)	In the event of the executive officer’s termination without cause, for two (2) years after such termination, the Company will pay the premiums to continue the executive officer’s group health insurance coverage under COBRA so long as he timely elects COBRA coverage. Assumes our payment of all premiums necessary to cover the executive officer from December 31, 2007 until December 31, 2009, assuming that the executive officer timely elected COBRA coverage upon a termination without cause as of December 1, 2007, calculated assuming that such premiums remain at the amounts in effect as of December 31, 2007.

As mentioned elsewhere in this Proxy Statement, On April 4, 2008, we entered into a Consulting and Resignation Agreement and General Release of All Claims with Mr. Waldron. Pursuant to the Agreement, Mr. Waldron resigned as our Executive Vice President and Chief Financial Officer. Under the Agreement Mr. Waldron will continue as an employee of SciClone through April 30, 2008 and will be available to consult with us on a limited capacity for up to one year thereafter. Mr. Waldron will retain the right to exercise any vested options during this one-year consulting period. Mr. Waldron will be entitled to payments in the aggregate amount of $345,000, payable over an approximately one-year period, in addition to payments of salary and bonus deemed earned through the date of termination of employment. In consideration for these benefits, Mr. Waldron has granted to us a release.

Transactions with Related Persons

Our European marketing and development partner, Sigma-Tau, held 20.1% of our stock as of March 31, 2008. Sigma-Tau is conducting trials in Europe for the treatment of malignant melanoma and hepatitis C and we have various licensing and development obligations to them. In 2004, we amended our existing agreement with Sigma-Tau to provide for Sigma-Tau to undertake the current HCV trial in Europe in exchange for our agreement to provide approximately $2,500,000 in funding and other assistance for the trial. Further information on our relationship with Sigma-Tau is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, including under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

As permitted in the previously-disclosed Rights Agreement dated as of December 19, 2006 between SciClone and Mellon Investor Services LLC (the “Rights Agreement”), on September 10, 2007, our Board of Directors approved a potential increase in the number of shares of our Common Stock beneficially owned by Sigma Tau, together with all its Affiliates and Associates (each as defined in the Rights Agreement), so long as (i) Sigma Tau, its Affiliates or Associates, become the beneficial owners of such additional shares on or before September 10, 2008, and (ii) such increase does not exceed 5,000,000 shares above the number of shares already beneficially owned by Sigma Tau and its Affiliates and Associates as of September 10, 2007 (as limited by subsections (i) and (ii) of this sentence, a “Sigma Tau Ownership Increase”). We have no agreement or arrangement with, nor any commitment from, Sigma Tau or any of its Affiliates or Associates with respect to any increase in their beneficial ownership of shares of our Common Stock. If the Board had not provided such prior approval of a Sigma Tau Ownership Increase, then the date of the occurrence of any increase in beneficial ownership by Sigma Tau, if any, would constitute a Distribution Date (as defined in the Rights Agreement) and would trigger certain events under the Rights Agreement, including without limitation the exercisability of the Rights (as defined in the Rights Agreement); however, because the Board has provided such prior approval, such events will not be triggered under the Rights Agreement in the event of a Sigma Tau Ownership Increase, if any.

Other than (a) transactions with Sigma-Tau and (b) agreements described elsewhere under this “Executive Compensation and Other Matters” section of this proxy statement on Schedule 14A, since January 2007, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or is to be a participant in which the amount involved exceeds $120,000, and in which any director, executive officer or holder of more than 5% of any class of voting securities of the Company and members of such person’s immediate family had or will have a direct or indirect material interest.

Pursuant to the charter of the Audit Committee of our Board of Directors, the Audit Committee has the responsibility and duty to review and approve all related-party transactions, other than those previously reviewed and approved by (i) an independent committee of the Board of Directors, or (ii) an independent majority of the Board, after reviewing each such transaction for potential conflicts of interest and other improprieties. Pursuant to our Corporate Code of Conduct and Reporting (Whistle Blowing) of Perceived or Alleged Violations (our “Code of Conduct”), our executive officers and directors, including their immediate family members, are required to report any actual or potential conflict of interests to a supervisor, who in turn is required to refer all such reports to the Chief Executive Officer, the Chief Financial Officer or the Chair of the Audit Committee. Our Code of Conduct provides a non-exhaustive list of examples of actual or potential conflicts with respect to the persons subject to the Code of Conduct, including without limitation:

•	Receipt of improper personal benefits as a result of the person’s (or family member’s) position in the Company;

•	Use of the Company’s property for the person’s (or family member’s) personal benefit except pursuant to an express agreement or understanding with the Company;

•	Having a financial interest in a customer, supplier, or competitor which is significant enough to cause divided loyalty with the Company or the appearance of divided loyalty (the significance of a financial interest depends on many factors, such as size of investment in relation to the person’s (or family member’s) income, net worth and/or financial needs, the person’s (or family member’s) potential to influence decisions that could impact interests, and the nature of the business or level of competition between the Company and the supplier, customer or competitor);

•	The person’s (or family member’s) acquisition of an interest in property (such as real estate, patent or other intellectual property rights or securities) in which the person (or family member) has reason to know the Company has, or might have, a legitimate interest;

•	Receiving a loan or a guarantee of a loan from a customer, supplier or competitor (other than a loan from a financial institution made in the ordinary course of business and on an arm’s-length basis);

•	Divulging or using the Company’s confidential information — such as financial data, customer information, or computer programs — for the person’s (or family member’s) own personal or business purposes;

•	Making gifts or payments, or providing special favors, to customers, suppliers or competitors (or their immediate family members) with a value significant enough to cause the customer, supplier or competitor to make a purchase, or take or forego other action, which is beneficial to the Company and which the customer, supplier or competitor would not otherwise have taken; or

•	Being given the right to buy stock in other companies or receiving cash or other payments in return for promoting the services of an advisor, such as an investment banker, to the Company.

Indebtedness of Management

No director, executive officer, member of such person’s immediate family, corporation or organization of which such person is an executive officer or partner or is the beneficial owner of 10% or more of any class of equity securities, or trust or other estate in which any such person has a substantial beneficial interest or serves as a trustee, has been indebted to the Company or any of its subsidiaries at any time since January 2006 in an amount in excess of $60,000, other than as may be described in Transactions with related Persons.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. These persons are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely on our review of the forms furnished to it and written representations from certain reporting persons, we believe that all filing requirements applicable to its executive officers, directors and persons who beneficially own more than 10% of our common stock were complied with during the Fiscal 2007.

EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2007, the Company maintained seven compensation plans that provide for the issuance of common stock to officers and other employees, directors and consultants. These consist of the 1991 Stock Plan, the 1992 Stock Plan, the 1995 Equity Incentive Plan, the 1995 Nonemployee Director Stock Option Plan, the 1996 Employee Stock Purchase Plan, the 2004 Outside Directors Stock Option Plan and the 2005 Equity Incentive Plan, which plans have all been approved by our stockholders. We do not currently maintain any compensation plans that have not been approved by the stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of December 31, 2007.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders:
1991 Stock Plan	130,200	$6.35	—
1992 Stock Plan	73,000	$5.79	—
1995 Equity Incentive Plan	2,381,914	$5.03	—
1995 Nonemployee Director Stock Option Plan	310,000	$6.57	—
1996 Employee Stock Purchase Plan	—	—	282,519	(1)
2004 Outside Directors Stock Option Plan	665,000	$3.32	1,100,000
2005 Equity Incentive Plan	3,622,791	$2.72	4,142,916
Total	7,182,905	$3.81	5,525,435

(1)	The 1996 Employee Stock Purchase Program is a voluntary plan open to all employees. This plan allows employees to elect payroll deductions which are used to purchase common stock directly from us.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

The Audit Committee consists of three directors each of whom, in the judgment of the Board, is an “independent director” as defined in the listing standards for The NASDAQ Stock Market. The Audit Committee held seven meetings during Fiscal 2007. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors. This charter is available in the Investor Relations section of our website at www.sciclone.com. The Audit Committee reviews and reassesses at least annually the adequacy of the Charter.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, for preparing our financial statements and for the public reporting process. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing opinions on the conformity of our audited financial statements with generally accepted accounting principles and on management’s assessment of the effectiveness of our internal control over financial reporting. In addition, Ernst & Young LLP expresses its own opinion on the effectiveness of our internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed our audited financial statements with management. The Audit Committee has discussed with Ernst & Young LLP all matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) which includes, among other items, matters related to the conduct of the audit of our financial statements. The Audit Committee has met with Ernst & Young LLP, with and without management present, to discuss the overall scope of Ernst & Young LLP’s audit, the results of its examinations, its evaluations of our internal controls and the overall quality of its financial reporting. The Audit Committee meets with the outside auditors each quarter, and typically meets with them independently each quarter.

The Audit Committee has also received from Ernst & Young LLP a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that may impact their objectivity and independence and, having been informed that no such relationships exist between Ernst & Young LLP and the Company, satisfied itself as to the auditors’ independence. In evaluating the auditors’ independence, the Audit Committee noted that Ernst & Young LLP did not provide any consulting services to the Company.

The Audit Committee requires that all audit and permissible non-audit services be submitted to it for review and approval in advance.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Respectfully submitted by the Audit Committee,

Jon S. Saxe, Richard J. Hawkins and Dean S. Woodman

YEAR 2009 STOCKHOLDER PROPOSALS

We welcome comments or suggestions from our stockholders. Under our Bylaws, in order for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder proposal to be presented at an annual meeting shall be received at our principal executive offices not less than 120 calendar days in advance of the date that our proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been advanced by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received not later than the close of business on the tenth day following the day on which the date of the annual meeting is publicly announced.

Proposals of stockholders intended to be presented at our 2009 Annual Meeting of Stockholders must be received by Richard A. Waldron, SciClone Pharmaceuticals, Inc., 950 Tower Lane, Suite 900, Foster City, California 94404, no later than January 5, 2009, and must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in our proxy statement for the meeting.

OTHER MATTERS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be presented at the Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment or postponement of the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

It is important that the proxies be voted promptly and that your shares be represented. Please vote your shares at your earliest convenience by phone, via the internet or by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

By order of the Board of Directors

Friedhelm Blobel, Ph.D.
President and Chief Executive Officer

Foster City, California
May 2, 2008

A Vote FOR the following proposals is recommended by the Board of Directors:

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE
Please Mark Your votes as indicated in this example	☒

	FOR all nominees listed below (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees listed below
1. To elect the following seven (7) directors of the Company:	☐	☐

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below.)
01 Dean S. Woodman 02 John D. Baxter, M.D. 03 Friedhelm Blobel, Ph.D. 04 Richard J. Hawkins	05 Rolf H. Henel 06 Ira D. Lawrence, M.D. 07 Jon S. Saxe

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO PROMPTLY VOTE THIS PROXY SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

	FOR	AGAINST	ABSTAIN
2. To ratify the appointment of Ernst & Young LLP as the in dependent registered public accounting firm for the Company for the fiscal year ending December 31, 2008.	☐	☐	☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

Signature:
Date:

Signature:

Date:

Please sign here exactly as your name(s) appears on your stock certificate. If shares of stock are held jointly, both or all of such persons should sign. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full titles in such capacity. Please date the proxy.

  FOLD AND DETACH HERE  

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	OR	TELEPHONE
http://www.proxyvoting.com/scln		1-866-540-5760
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

SCICLONE PHARMACEUTICALS, INC. Proxy for the Annual Meeting of Stockholders To be held on June 10, 2008 Solicited by the Board of Directors

           The undersigned hereby appoints Friedhelm Blobel, Ph.D. and Hans P. Schmid, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in SciClone Pharmaceuticals, Inc., a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Marriott San Mateo/San Francisco Airport at 1770 S. Amphlett Blvd., San Mateo, California 94402 on Tuesday, June 10, 2008, at 10:00 a.m. local time, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company (the “Proxy Statement”), receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Company's 2007 Annual Report to Stockholders.

           THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1 and 2.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE	SEE REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

  FOLD AND DETACH HERE  

You can now access your SciClone Pharmaceuticals, Inc. account online.

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